Exhibit 3(i)


Entity No. 157772

                        STATEMENT WITH RESPECT TO SHARES

                                       of

              THIRD CUMULATIVE PREFERRED STOCK, 7.65% FOURTH SERIES

                                       of

                               H.J. HEINZ COMPANY

                       (Pursuant to Section 1522(c) of the
                 Pennsylvania Business Corporation Law of 1988)

                          ----------------------------

         In compliance with the requirements of Section 1522(c) of Pennsylvania Business Corporation Law of 1988 (the "BCL"), H.J. Heinz Company, a corporation organized and existing under the BCL (the "Corporation"), hereby certifies that:

         1. The name of the Corporation is H. J. Heinz Company.

         2. The resolution ("Resolution") duly adopted by the Board of Directors of the Corporation establishing and designating a series of the Corporation's Third Cumulative Preferred Stock, par value $10.00 per share, and fixing and determining the relative rights and preferences thereof is as follows:

         RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors by Article 5, Section I, Subsection A of the Restated Articles of Incorporation (the "Restated Articles"), the Board of Directors hereby creates a series of Third Cumulative Preferred Stock, par value $10 per share (the "Third Preferred Stock"), of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

                  Third Cumulative Preferred Stock, 7.65% Fourth Series:

                  Section 1. Designation and Amount. The shares of such series shall be designated as "Third Cumulative Preferred Stock, 7.65% Fourth Series" (the "7.65% Preferred Stock"), and the number of shares constituting the 7.65% Preferred Stock shall be 1,000.00 shares.

                  Section 2. Dividends. The holders of the 7.65% Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cash dividends at the annual rate of $130,050.00 per share (being 7.65% of the liquidation value of $1,700,000.00 per share as stated below in
         Section 5), and no more, payable quarterly in arrears on the dividend payment dates specified in the Corporation's Restated Articles. Such dividends shall be cumulative from May 2, 2007, the date of issue of the 7.65% Preferred Stock. The amount of dividends payable for the initial dividend period, or any other period shorter or longer than a full calendar quarter, on the 7.65% Preferred Stock shall be computed on the basis of twelve 30-day months and a 360-day year.

                  Section 3. Voting Rights. (a) The holders of shares of the 7.65% Preferred Stock shall not be entitled to any voting rights except as provided by law and except as hereinafter provided in this Section
         3. Without limitation, except as required by law, the holders of the 7.65% Preferred Stock shall not be entitled to participate in any vote of the holders of the Third Preferred Stock referred to in Subsections E or F of Article 5, Section I of the Restated Articles.


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                  (b) Without the affirmative vote or written consent of the holders of a majority of the outstanding shares of the 7.65% Preferred Stock, voting separately as a class, the Corporation will not amend, alter or repeal (by merger or otherwise) any provision of the Restated Articles, including this Statement with Respect to Shares of the 7.65% Preferred Stock, so as to materially adversely affect the preferences, rights or powers of the 7.65% Preferred Stock; provided that any such amendment that changes the dividend payable on or the liquidation preference of the 7.65% Preferred Stock shall require the affirmative vote at a meeting of holders of the 7.65% Preferred Stock called for the purpose or the written consent of the holders of each outstanding share of the 7.65% Preferred Stock adversely affected thereby.

                  (c) Without the affirmative vote or written consent of the holders of a majority of the outstanding shares of the 7.65% Preferred Stock, voting separately as a class, the Corporation will not (i) issue any shares of 7.65% Preferred Stock in addition to the shares designated hereby, (ii) authorize, or increase the authorized amount of, any class of stock of the Corporation ranking prior to or on a parity with the Third Preferred Stock, ether as to dividends or upon liquidation, or (ii) increase the authorized amount of the Third Preferred Stock; provided that clauses 3(c)(ii) and 3(c)(iii) shall not limit the right of the Corporation to issue preferred stock ranking pari passu with the 7.65% Preferred Stock in connection with any merger in which the Corporation is the surviving entity.

                  (d) In exercising the voting rights set forth in this Section 3, each share of 7.65% Preferred Stock shall have one vote per share, except that when any other series of preferred stock shall have the right to vote with the 7.65% Preferred Stock as a single class on any matter, then the 7.65% Preferred Stock shall have with respect to such matters such number of votes per share as shall be necessary so that the voting rights of the shares of 7.65% Preferred Stock and the voting rights of the shares of such other series of preferred stock are in proportion to their respective liquidation values per share. Except as otherwise required by applicable law or as set forth in this Section 3, the shares of 7.65% Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers, and the consent of the holders thereof shall not be required for the taking of any corporate action.

                  Section 4. Redemption. The 7.65% Preferred Stock shall be redeemed in whole on the 15th anniversary of the date of first issuance of shares of the series, subject to the restrictions provided in Subparagraph 3 and the final paragraph of Subsection E of Article 5,
         Section I of the Restated Articles. The 7.65% Preferred Stock shall be redeemable in whole or in part by the Company beginning on the 10th anniversary of the date of first issuance of the shares of the series, subject to the restrictions provided in Subparagraph 3 and the final paragraph of Subsection E of Article 5, Section I of the Restated Articles. The redemption price payable upon exercise of the right to redeem shares of the 7.65% Preferred Stock is fixed at the liquidation value of $1,700,000.00 per share plus dividends accrued and unpaid thereon to the date fixed for redemption.

                  Section 5. Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the holders of shares of the 7.65% Preferred Stock shall be entitled to receive at the time thereof in cash out of the assets of the Corporation, before any distribution or payment shall be made to the holders of any junior stock, the amount of $1,700,000.00 per share plus dividends accrued and unpaid thereon to such time.


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         3. The aggregate number of shares of the 7.65% Preferred Stock established and designated by (a) the Resolution; (b) all prior statements, if any, filed under 15 Pa.C.S. ss. 1522 or corresponding provisions of prior law with respect thereto and (c) any other provision of the Restated Articles is 1,000.00 shares

         4. The Resolution was duly adopted at a meeting of the Board of Directors of the Corporation duly called and held on March 14, 2007.

         IN WITNESS WHEREOF, this Statement with Respect to Shares is executed on behalf of the Corporation by its duly authorized officer this 2nd day of May, 2007.





                                             H. J. HEINZ COMPANY



                                             By: /s/ Leonard A. Cullo, Jr.
                                                 -------------------------

                                             Name: Leonard A. Cullo, Jr.

                                             Title: Vice President and Treasurer


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